UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Big Lots, Inc.
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Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, Ohio 43081

April 16, 2019

Dear Big Lots’ Shareholder:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio, on May 30, 2019, beginning at 9:00 a.m., Eastern Time.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Voting by proxy in any of the ways described in the Proxy Statement will not prevent you from attending the Annual Meeting or voting in person.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

JAMES R. CHAMBERS	BRUCE K. THORN
Chairman	President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 30, 2019
9:00 a.m. Eastern Time
4900 E. Dublin-Granville Road, Columbus, Ohio

We are pleased to invite you to the 2019 Annual Meeting of Shareholders of Big Lots, Inc. The meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio, on May 30, 2019, beginning at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect as directors the nine nominees named in our accompanying Proxy Statement;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019; and
4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, April 2, 2019, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Further information regarding voting rights and matters to be voted upon is presented in the accompanying Proxy Statement.

By Order of the Board of Directors,

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and Corporate Secretary

April 16, 2019
Columbus, Ohio

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), is furnishing you this Proxy Statement to solicit proxies for use at the 2019 Annual Meeting of Shareholders to be held on May 30, 2019 (“Annual Meeting”). The Annual Meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio at 9:00 a.m., Eastern Time.

On or about April 16, 2019, we began mailing to our shareholders of record at the close of business on April 2, 2019 a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for our fiscal year ended February 2, 2019 (“fiscal 2018”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to:

(1)	elect nine directors to the Board;

(2)	approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”);

(3)	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 1, 2020 (“fiscal 2019”); and

(4)	transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on April 2, 2019, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 39,898,347 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the Ohio General Corporation Law.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which shares are often referred to as being held in “street name.”

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while reducing the costs of delivery of our proxy materials and the environmental impact of the Annual Meeting.

A Notice of Internet Availability of Proxy Materials that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability of Proxy Materials also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability of Proxy Materials for requesting such paper or email copies.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record that is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m., Eastern Time, and the Annual Meeting will begin at 9:00 a.m., Eastern Time. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares as a beneficial shareholder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote and Revoke Your Vote

Registered Holders

After receiving the Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 29, 2019 at 11:59 p.m., Eastern Time. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability of Proxy Materials (or proxy card, if applicable). If, after receiving the Notice of Internet Availability of Proxy Materials, you request (via toll-free telephone number, e-mail or online) that we send you paper or email copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. Your common shares will be voted as you direct if (1) you properly complete your proxy online, (2) you complete, date, sign and return your proxy card no later than 11:59 p.m., Eastern Time, on May 29, 2019 or (3) you are a registered shareholder, attend the Annual Meeting and deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial Owners

Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record that is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record that is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One and Proposal Two, without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability of Proxy Materials (or the Annual Report to Shareholders and Proxy Statement, if requested) if they consent to do so (we refer to this process as “householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Notice of Internet Availability of Proxy Materials or, if requested, the Annual Report to Shareholders and Proxy Statement. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will be sent separate copies of the Annual Report to Shareholders and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of the director nominees identified in Proposal One;

2.

FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Two); and

3.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019 (see Proposal Three).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting will constitute a quorum and permit us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, plurality voting will apply and the director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of nominees for election does not exceed the number of directors to be elected.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated and will have the same effect as a vote against the nominee or nominees. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Standard and Policy” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Two and Proposal Three are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two and Proposal Three will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of Proposal Two and Proposal Three. Accordingly, an abstention will have the same effect as a vote against Proposal Two and Proposal Three. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board has nominated the nine persons set forth in the table below for election as directors at the Annual Meeting. At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. Proxies cannot be voted at the Annual Meeting for more than nine persons. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

Set forth below is certain information related to the nominees.

Director Independence	Tenure	Age	Gender Diversity

Summary of Director Nominee Core Experiences and Skills

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading retailer. The following chart summarizes the competencies of each director nominee to be represented on our board.

EXPERIENCE/SKILLS
Retail Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
EComm Experience		✓	✓	✓	✓	✓		✓	✓
CEO/CFO/CHRO/CCO	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory Compliance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial/Accounting	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Other Public Company Board	✓	✓		✓	✓	✓	✓	✓

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designated to indicate that a director has a particular strength in that area.

Age: 69 Director since: 2006 Committees: ●Compensation ●Nominating / Corporate Governance

JEFFREY P. BERGER
Mr. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer).

Qualifications: Mr. Berger’s qualifications to serve on the Board include his 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Other Directorships: GNC Holdings, Inc. (health and wellness specialty retailer) where he is a member of the nominating and corporate governance committee and a member of the audit committee.

Age: 61 Director since: 2012 Committees: ●None

JAMES R. CHAMBERS
Chairman of the Board of Big Lots, Inc.

Mr. Chambers is the former President and Chief Executive Officer and director of Weight Watchers International, Inc. (weight management services provider).

Mr. Chambers previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), the Chief Executive Officer of Netgrocer.com (online grocery retailer), and the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he served on the Nominating and Governance Committee and served on the Compensation Committee and as a director of Weight Watchers International, Inc.

Qualifications: Mr. Chambers’ qualifications to serve on the Board include his extensive cross-functional packaged goods industry experience, his extensive leadership experience as a chief executive officer, his 20-year track record in general management and his experience serving on the boards of other public companies.

Other Directorships: TIAA Board of Trustees, where he chairs the audit committee and serves on the human resources committee and the risk and compliance committee.

Age: 51 Director since: 2018 Committees: ●Audit ●Nominating / Corporate Governance

SEBASTIAN J. DIGRANDE
Mr. DiGrande is the Executive Vice President of Strategy and Chief Customer Officer for Gap Inc. (clothing and accessories retailer) where he leads the Company’s strategy, consumer and market insights, customer data and analytics, digital and customer marketing, payments, loyalty, and franchise teams. Mr. DiGrande joined Gap Inc. in May 2016 after a 20 year career at The Boston Consulting Group (“BCG”) where he was a Senior Partner and Managing Director. He was also a leader in BCG’s Technology, Marketing and Digital Innovation efforts.

Qualifications: Mr. DiGrande’s qualifications to serve on the Board include his extensive experience in senior management roles in strategy, analytics, marketing and technology, his extensive consulting background and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Age: 58 Director since: 2015 Committees: ●Audit (Chair) ●Compensation

MARLA C. GOTTSCHALK
Ms. Gottschalk is the former Chief Executive Officer of The Pampered Chef Ltd. (marketer of kitchen tools, food products and cookbooks), where she also previously served as President and Chief Operating Officer.

Ms. Gottschalk has also served as Senior Vice President of Financial Planning and Investor Relations for Kraft Foods, Inc. (food manufacturer), where she also previously served as Executive Vice President and General Manager of the Post Cereal division and Vice President of Marketing and Strategy of the Kraft Cheese division.

Qualifications: Ms. Gottschalk’s qualifications to serve on the Board include her extensive experience in operations and strategic management, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, her extensive leadership experience as a chief executive officer, her expertise in the food industry and her experience serving on the boards of other public companies.

Other Directorships: Potbelly Corporation (food retailer) where she is a member of the compensation committee and the audit committee, Underwriter Laboratories, where she is chair of the compensation committee and serves on the nominating and governance committee, and Ocean Spray Cranberries, Inc., where she serves on the nominating and governance committee and the grower committee.

Age: 59 Director since: 2015 Committees: ●Audit ●Nominating / Corporate Governance (Chair)

CYNTHIA T. JAMISON
Ms. Jamison served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999-2009 at Tatum, LLC (executive services firm). From 2005-2009, she led the CFO services practice and was a member of the firm’s operating committee. After retiring from Tatum, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. from 2009 -2012 (provider of soil moisture sensors to monitor soil moisture levels).

Ms. Jamison has also served as Chief Financial Officer of Chart House Enterprises (food retailer) and held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Anderson LLP. Ms. Jamison previously served as a director of B&G Foods, Inc. (food manufacturer and distributor) where she served as chair of the audit committee. She held past board seats at Horizon Organic Holdings and Cellu Tissue, Inc.

Qualifications: Ms. Jamison’s qualifications to serve on the Board include her extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules and her key management, leadership, financial and strategic planning, corporate governance and public company executive and board experience.

Other Directorships: Tractor Supply Company (farm and ranch retailer) where she serves as chairman, Darden, Inc. (food retailer) where she serves as chair of the audit committee and a member of the compensation committee and Office Depot, Inc. (office supply retailer) where she is chair of the audit committee and a member of the corporate governance and nominating committee.

Age: 62 Director since: 2018 Committees: ●Audit ●Compensation

CHRISTOPHER J. MCCORMICK
Mr. McCormick is the former President and Chief Executive Officer of L.L. Bean, Inc. (clothing and outdoor recreation equipment retailer). He joined L.L. Bean, Inc. in 1983 and held a number of leadership positions in Advertising and Marketing, prior to his tenure as President and Chief Executive Officer from 2001 until March 2016.

Qualifications: Mr. McCormick’s qualifications to serve on the Board include his extensive leadership experience as a chief executive officer of a retail company, his service on the boards of other public companies and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules.

Other Directorships: Sun Life Financial, Inc. (financial services company), where he is a member of the compensation committee and nominating corporate governance committee, and Levi Strauss & Co. (clothing retailer), where he is a member of the audit committee.

Age: 66 Director since: 2015 Committees: ●Compensation (Chair) ●Nominating / Corporate Governance

NANCY A. REARDON
Ms. Reardon is the former Senior Vice President and Chief Human Resources and Communications Officer of Campbell Soup Company (food manufacturer).

Additionally, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc. (telecommunications provider). Prior to that, Ms. Reardon served as Partner and Executive Vice President, Human Resources and Corporate Affairs for Borden Capital Management Partners where she developed financial and merger and acquisition skills through her involvement in multiple transactions for a portfolio of operating companies. Ms. Reardon previously served as a director of Warnaco Group, Inc. (apparel retailer) where she served as a member of the audit committee and the compensation committee.

Qualifications: Ms. Reardon’s qualifications to serve on the Board include her extensive experience in senior management roles, her experience on the boards of other private and charitable organizations, her experience leading human resources departments and in communications and public affairs and her leadership skills.

Other Directorships: Signet Jewelers Limited (jewelry retailer), where she chairs the compensation committee.

Age: 52 Director since: 2015 Committees: ●Audit ●Nominating / Corporate Governance

WENDY L. SCHOPPERT
Ms. Schoppert is the former Executive Vice President and Chief Financial Officer of Sleep Number Corporation (bedding retailer and manufacturer), where she also served as Chief Information Officer and led Marketing, Digital, International, and New Channel Development.

Prior to joining Sleep Number, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for U.S. Bank’s Asset Management division. Ms. Schoppert began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert previously served as a director at Gaia, Inc. (provider of digital video streaming services) where she served on the audit committee and compensation committee.

Qualifications: Ms. Schoppert’s qualifications to serve on the Board include her qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, her extensive retail experience across finance, information technology, digital, and marketing, and her significant financial leadership and expertise with respect to the oversight of financial reporting and disclosure for public companies.

Other Directorships: The Hershey Company (a global confectionery company), where she serves on the audit committee and finance & risk management committee, and Bremer Financial Corporation (a financial services firm), where she chairs the audit committee and serves on the compensation committee.

Age: 51 Director since: 2018 Committees: None

BRUCE K. THORN
Mr. Thorn is our President and Chief Executive Officer. Before joining Big Lots in September 2018, he served as President and Chief Operating Officer of Tailored Brands, Inc. (a leading specialty retailer of men’s tailored clothing and formalwear). Mr. Thorn also held various enterprise-level roles with PetSmart, Inc. (a pet supply retailer), most recently as Executive Vice President, Store Operations, Services and Supply Chain, as well as leadership positions with Gap, Inc., Cintas Corp, LESCO, Inc. and The United States Army.

Qualifications: Mr. Thorn’s qualifications to serve on the Board include his day-to-day leadership as President and Chief Executive Officer of Big Lots, strong leadership skills, proven management capabilities and more than 20 years of diverse retail experience.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

The following table sets forth some of our key governance policies and practices we have implemented to advance the objectives and long term interests of our shareholders:

Governance Highlights

●Eight of our nine current directors are independent	●4 of our 8 independent directors are women
●Annual election of all directors and Majority Voting Standard	●Annual shareholder engagement
●Proxy Access for our shareholders	●We have a non-executive chairman
●Executive session of non-employee directors at all board meetings	●Mandatory Board Retirement at age 72
●All committees composed of independent directors	●Limit of 4 public company directorships Board members may hold
●Annual board and committee self-evaluations	●Director orientation and continuing education

Board Leadership and Independent Chairman of the Board

The Board is currently comprised of the individuals identified in Proposal One. Other than Mr. Thorn, our Chief Executive Officer (“CEO”) and President, each of the director nominees is an independent (as defined by the applicable NYSE rules) non-employee director (“non-employee directors”). Mr. Chambers, a non-employee director, serves as non-executive Chairman of the Board (“Chairman”). The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chairman works with management to plan the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed. Additionally, the Chairman communicates informally with other directors between meetings of the Board to foster free and open dialogue among directors.

Board Meetings in Fiscal 2018

The Board held seven meetings during fiscal 2018. During fiscal 2018, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). Except for Mr. Thorn who did not stand for election at our 2018 annual meeting of shareholders, all of our directors attended our 2018 annual meeting of shareholders, as required by our Corporate Governance Guidelines. In addition, the non-employee directors met in executive session at each of the Board’s meetings.

Role of the Board’s Committees

The Board has standing Audit, Compensation and Nominating / Corporate Governance Committees. Each of these committees reports its activities to the Board. In fiscal 2016, the Board formed a non-standing Special Litigation Committee in connection with a derivative shareholder lawsuit that has since been resolved and, in fiscal 2018, the Board formed a non-standing Special Committee to address issues related to the medical leave and subsequent retirement of our former CEO. Both the Special Litigation Committee and the Special Committee dissolved in fiscal 2018.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

(1)	the integrity of the financial reports and other financial information provided by us to our shareholders and others;

(2)	our compliance with legal and regulatory requirements;

(3)	the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance;

(4)	the performance of our system of internal controls;

(5)	the oversight of the performance of the internal audit function;

(6)	our audit, accounting and financial reporting processes generally; and

(7)	the evaluation of enterprise risk issues.

All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and each of Messrs. DiGrande and McCormick and Msrs. Gottschalk, Jamison and Schoppert is an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met eleven times during fiscal 2018.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our executive leadership team (“Leadership Team”). Our Leadership Team is comprised of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives reporting to our CEO.

The responsibilities of the Compensation Committee include:

(1)	establishing our general compensation philosophy;

(2)	overseeing the development of our compensation programs;

(3)	approving goals and objectives for the incentive compensation awarded to the Leadership Team;

(4)	reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team;

(5)	in coordination with the Nominating / Corporate Governance Committee, monitoring issues associated with CEO succession planning and management development;

(6)	administering our compensation programs; and

(7)	reporting on the entirety of the executive compensation program to the Board.

All members of the Compensation Committee are independent as required by the Compensation Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met four times during fiscal 2018.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include:

(1)	recommending individuals to the Board for nomination as members of the Board and its committees;

(2)	taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines;

(3)	developing and recommending to the Board appropriate criteria for determining director independence;

(4)	in coordination with the Compensation Committee, monitoring issues associated with CEO succession planning and management development;

(5)	exercises oversight of the evaluation of the Board and CEO; and

(6)	reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval.

All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met five times during fiscal 2018.

Special Litigation Committee and Special Committee

The Special Litigation Committee was created in fiscal 2016 to conduct an independent investigation into certain derivative actions involving the Company. The Special Litigation Committee was composed of three members, each of whom was a director that was not a party to any of the derivative actions and was not a member of the Board until after the derivatives actions arose. The Special Litigation Committee was dissolved in fiscal 2018 following the resolution of the derivative actions. The Special Committee was created in fiscal 2018 to oversee matters related to the medical leave and subsequent retirement of Mr. Campisi and the search for the Company’s next President and CEO. The Special Committee was dissolved in fiscal 2018 following the hiring of Mr. Thorn.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Nominating / Corporate Governance Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating / Corporate Governance Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO, senior management and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, the alignment of the Board members’ skills and experiences with our strategic plan, diversity, experience with succession planning, crisis management, the balance of management and independent directors, public company experience and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management, as well as proxy access candidates. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 4900 E. Dublin-Granville Road, Columbus, Ohio 43081. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. In fiscal 2018, the Nominating / Corporate Governance Committee retained Spencer Stuart to assist it in connection with the search process that identified Mr. DiGrande and Mr. McCormick, whom the Nominating / Corporate Governance Committee recommended for nomination as Board members. The Nominating / Corporate Governance Committee did not retain any consultant or search firm in connection with the selection of the Board’s nominees for election as directors at the Annual Meeting, as they are all currently members of the Board.

Majority Vote Standard and Policy

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board affirmatively determined that, with the exception of Mr. Thorn, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director.

In determining that each of the director nominees other than Mr. Thorn is independent, the Board considered charitable contributions to not-for-profit organizations of which these director nominees or their immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies prohibit (without the consent of the Board or the Nominating / Corporate Governance Committee) directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Big Lots or a subsidiary thereof is, was or will be a participant:

(1)	involving more than $120,000; and
(2)	in which any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares or their respective immediate family members had, has or will have a direct or indirect material interest.

Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us or other parties under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of Big Lots and its shareholders.

Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include:

(1)	our reasons for entering into the transaction;
(2)	the terms of the transaction;
(3)	the benefits of the transaction to us;
(4)	the comparability of the transaction to similar transactions with unrelated third parties;
(5)	the materiality of the transaction to each party;
(6)	the nature of the related person’s interest in the transaction;
(7)	the potential impact of the transaction on the status of an independent director; and
(8)	the alternatives to the transaction.

Additionally, each director, nominee for director and executive officer must complete an annual questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions. The son-in-law of Lisa Bachmann, our Executive Vice President, Chief Merchandising and Operating Officer, is employed by Big Lots as a senior buyer and in fiscal 2018 received compensation greater than $120,000 but less than $150,000.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, cyber-security matters, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees.

The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, Messrs. Berger, Mallott, McCormick, and Solt and Msrs. Gottschalk and Reardon served on our Compensation Committee. No member of our Compensation Committee serves, or at any time has served, as one of our officers or employees or has, or during fiscal 2018, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2018, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-employee directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 4900 E. Dublin-Granville Road, Columbus, Ohio 43081
Email:	http://biglotsbigvoice.com

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to non-employee directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each non-employee director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock unit award.

Retainers and Charitable Contributions

During fiscal 2018, Messrs. Berger, Chambers, DiGrande, Mallott, McCormick and Solt and Msrs. Gottschalk, Jamison, Reardon and Schoppert qualified as non-employee directors and, as a result, received compensation for their Board service. Due to our employment of Mr. Thorn and Mr. Campisi in fiscal 2018, they did not qualify as non-employee directors and they did not receive compensation for their services as a director. The compensation received by Mr. Thorn and Mr. Campisi as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

We pay our non-employee directors retainers and fees on a quarterly basis. For fiscal 2018, the annual retainers we paid to non-employee directors consisted of: (1) an annual retainer of $85,000 for each non-employee director other than the nonexecutive chair; (2) an annual retainer of $170,000 for the nonexecutive chair; (3) an additional annual retainer of $30,000 for the chair of the Audit Committee; (4) an additional annual retainer of $30,000 for the chair of the Special Litigation Committee; (5) an additional annual retainer of $25,000 for the chair of the Compensation Committee; (6) an additional annual retainer of $20,000 for the chair of the Nominating / Corporate Governance Committee; (7) an additional annual retainer of $20,000 for each other member of Special Litigation Committee; (8) an additional annual retainer of $15,000 for each other member of the Audit Committee; (9) an additional annual retainer of $12,500 for each other member of the Compensation Committee; (10) an additional annual retainer of $10,000 for each other member of the Nominating / Corporate Governance Committee; (11) an additional annual retainer of $45,000 for the chair of the Special Committee; and (12) an additional annual retainer of $30,000 for each other member of the Special Committee. Each term during which our non-employee directors serve on the Board, we donate an aggregate annual amount of up to $15,000 to charitable organizations nominated by the non-employee director and make matching charitable donations in an aggregate annual amount of up to $15,000 to charitable organizations to which the non-employee director makes contributions.

Restricted Stock Units

In June 2018, our nonexecutive chair received a restricted stock unit award having a grant date fair value equal to approximately $200,000 (4,950 common shares) and our other non-employee directors received a restricted stock unit award having a grant date fair value equal to approximately $135,000 (3,341 common shares). In July 2018, in connection with their appointment to the Board, Mr. DiGrande and Mr. McCormick received a restricted stock unit award having a grant date fair value equal to approximately $135,000 (3,225 common shares). The restricted stock unit awards were made under the terms of the Big Lots 2017 Long-Term Incentive Plan (“2017 LTIP”) and will be settled in our common shares on the earlier to occur of (1) the trading day immediately preceding the Annual Meeting or (2) the non-employee director’s death or disability (as defined in the 2017 LTIP). The non-employee director will forfeit the restricted stock units if the non-employee director ceases to serve on the Board before either settlement event occurs. Our non-employee directors may defer all or any portion of their restricted stock unit award until the earlier to occur of (1) the date specified by the non-employee director, (2) the non-employee director’s death or disability or (3) the date the non-employee director ceases to serve as a member of the Board of Directors. The non-employee directors must make any deferral election on or before December 31 of the year preceding the grant of the restricted stock unit award (e.g., December 31, 2017 for awards granted in 2018) or, in the case of a newly elected director, within thirty days of the date they become eligible to participate in the 2017 LTIP.

Director Compensation Table for Fiscal 2018

The following table summarizes the total compensation for fiscal 2018 for each of our non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Mr. Berger	107,500	134,976	-	-	-	36,500	278,976
Mr. Chambers	192,500	199,980	-	-	-	35,000	427,480
Mr. DiGrande	82,500	134,966	-	-	-	30,000	247,466
Ms. Gottschalk	162,470	134,976	-	-	-	11,750	309,196
Ms. Jamison	165,000	134,976	-	-	-	15,000	314,976
Mr. Mallott (4)	72,125	134,976	-	-	-	2,500	209,601
Mr. McCormick	84,375	134,966	-	-	-	-	219,341
Ms. Reardon	142,500	134,976	-	-	-	22,100	299,576
Ms. Schoppert	125,000	134,976	-	-	-	20,700	280,676
Mr. Solt (4)	67,345	134,976	-	-	-	-	202,321
____________________

(1)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in fiscal 2018 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Except for the awards granted to Mr. DiGrande and Mr. McCormick, the full grant date fair value of the fiscal 2018 restricted stock unit award granted to our nonexecutive chair and each non-employee director was based on individual awards of 4,950 and 3,341 common shares, respectively, at a per common share value of $40.40 on the grant date. The full grant date fair value of the fiscal 2018 restricted stock unit award granted to Messrs. DiGrande and McCormick was based on individual awards of 3,225 common shares at a per common share value of $41.85 on the grant date. In accordance with ASC 718 and the 2017 LTIP, the per common share grant date value is the closing price of our common shares on the NYSE on the grant date.

(2)	As of February 2, 2019, Mr. Chambers held 4,950 shares of restricted stock units, Mr. Berger and Msrs. Gottschalk, Jamison, Reardon and Schoppert held 3,341 shares of restricted stock units and Messrs. DiGrande and McCormick held 3,225 shares of restricted stock units. Mr. Mallot and Mr. Solt retired from the board on June 30, 2018 and forfeited each of their respective restricted stock unit awards.

(3)	Amounts in this column reflect both matching contributions and payments made by us during fiscal 2018 to charitable organizations nominated by the specified directors.

(4)	Mr. Mallott and Mr. Solt retired as members of the board on June 30, 2018.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of April 1, 2019.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Common Shares
Lisa M. Bachmann	114,108	*
Jeffrey P. Berger	10,907	*
David J. Campisi	38,014	*
James R. Chambers	21,655	*
Sebastian J. DiGrande	3,225	*
Marla C. Gottschalk	10,595	*
Cynthia T. Jamison	10,595	*
Timothy A. Johnson	117,401	*
Christopher J. McCormick	3,225	*
Nancy A. Reardon	10,595	*
Ronald A. Robins, Jr.	21,186	*
Michael A. Schlonsky	75,329	*
Wendy L. Schoppert	10,595	*
Bruce K. Thorn	8,500	*
BlackRock, Inc. (2)	4,846,259	12.1%
The Vanguard Group, Inc. (3)	3,821,700	9.5%
LSV Asset Management (4)	2,595,323	6.5%
All directors and executive officers as a group (14 persons)	455,930	1.1%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of April 1, 2019 under stock options exercisable and performance share units and restricted stock units that will vest within that period. The number of common shares that may be acquired within 60 days of April 1, 2019 through the vesting of performance share units within that period are as follows: Ms. Bachmann: 24,150; Mr. Campisi: 38,014; Mr. Johnson: 18,918; Mr. Schlonsky: 15,765; and Mr. Robins: 9,503; through the vesting of restricted stock units awards within that period are as follows: Mr. Berger: 3,341; Mr. Chambers: 4,950; Mr. DiGrande: 3,225; Ms.Gottschalk, 3,341; Ms. Jamison: 3,341; Mr. McCormick: 3,225; Ms. Reardon: 3,341; and Ms. Schoppert: 3,341; and under stock options exercisable within that period are as follows: Ms. Bachmann: 40,000; Mr. Johnson: 45,000; and Mr. Schlonsky: 25,000.

(2)	In its Schedule 13G/A filed on January 24, 2019, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2018, had sole voting power over 4,670,783 of the shares and sole dispositive power over 4,846,259 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

(3)	In its Schedule 13G/A filed on February 11, 2019, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2018, had sole voting power over 50,831 of the shares, had sole dispositive power over 3,770,364 of the shares, had shared dispositive power over 51,336 of the shares, and had shared voting power over 5,404 of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 45,932 and 10,303 common shares, respectively.

(4)	In its Schedule 13G filed on February 13, 2019, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2018, had sole voting power over 1,483,208 of the shares and sole dispositive power over 2,595,323 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2018 with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers for fiscal 2018, who are listed below:

Bruce K. Thorn* President and Chief Executive Officer	Timothy A. Johnson Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Lisa M. Bachmann Executive Vice President, Chief Merchandising and Operating Officer	Michael A. Schlonsky Executive Vice President, Human Resources

Ronald A. Robins, Jr. Senior Vice President, General Counsel and Corporate Secretary	David J. Campisi** Former Chief Executive Officer and President

____________________

(*)	Mr. Thorn was appointed as our President and CEO on September 30, 2018.
(**)	Mr. Campisi retired as our CEO and President and as a director effective as of April 16, 2018.

Executive Summary

Company Performance in Fiscal 2018

Our bottom line financial performance and expense management in fiscal 2018 did not meet our expectations. As a result of such performance and the emphasis that our executive compensation program places on performance-based compensation, the actual compensation realized by our named executive officers in fiscal 2018 was significantly lower than the total potential compensation awarded to our named executive officers for fiscal 2018. For example, we did not achieve the operating profit required for our named executive officers to earn annual incentive awards for fiscal 2018 under our 2006 Bonus Plan, and as a result, our named executive officers did not receive annual incentive awards for fiscal 2018. In addition, we did not achieve the target earnings per share – diluted (“EPS”) or return on invested capital (“ROIC”) performance goals applicable to the fiscal 2018 service period under the performance share unit awards (“PSUs”) granted to our NEOs in 2016, 2017 and 2018, and as a result, the total attainment for the fiscal 2018 service period was only 77.9% of target. Despite our challenges in fiscal 2018, we continued to return cash to our shareholders through share repurchases and dividends.

Earnings Per Share - Diluted	Operating Profit	Return on Invested Capital

Approximately $1.15 Billion Returned to Shareholders Since 2014 through Share Repurchases and Dividends

CEO Transition in 2018

Retirement of David Campisi

On April 17, 2018, the Company announced the retirement of David Campisi as President, Chief Executive Officer and as a member of the Board, effective as of April 16, 2018. In connection with his retirement, Mr. Campisi entered into a separation agreement (“Separation Agreement”) with the Company on April 16, 2018. In recognition of Mr. Campisi’s service to the Company and in consideration of his execution of a general release of claims, Mr. Campisi received the separation payments and benefits provided for in his existing employment agreement as if his employment were terminated by the Company for no reason, as well as (i) accelerated vesting of 23,358 of his unvested RSUs; (ii) accelerated vesting of 72,514 of his unvested PSUs, which are subject to actual performance to be earned; and (iii) reimbursement of his reasonable attorneys’ fees incurred in connection with the termination of employment. The Separation Agreement imposes several restrictive covenants on Mr. Campisi, including covenants with respect to confidentiality, non-competition, non-interference and non-disparagement. The payments and benefits provided to Mr. Campisi in connection with his retirement are described in “Potential Payments Upon Termination or Change in Control” below.

Hiring of Bruce Thorn

In September 2018, the Board appointed Bruce Thorn as the President and Chief Executive Officer of the Company and as a member of the Board. In connection with Mr. Thorn’s appointment, the Company entered into an offer letter agreement with Mr. Thorn, dated August 21, 2018 (the “Offer Letter”), setting forth Mr. Thorn’s initial compensation, which consisted of the following:

●	an annual base salary of $1,100,000;
●	an annual bonus with target and maximum payout levels equal to 125% and 250%, respectively, of his annual base salary;
●	an annual long-term incentive award with a target value equal to 400% of his annual base salary;
●	a monthly vehicle allowance of $1,100;
●	relocation benefits;

●	a signing bonus in the amount of $500,000 that is subject to repayment if Mr. Thorn voluntarily separates from the Company within 12 months of his appointment; and
●	a grant of restricted stock units (“RSUs”) with a value equal to $3,000,000 that vest ratably in three annual installments over three years following the grant date.

Mr. Thorn is also entitled to participate in the Company’s Executive Severance Plan and to enter into a Senior Executive Severance Agreement, consistent with other similarly situated senior executives of the Company.

Key Executive Compensation Actions in Fiscal 2018

●	Base Salary Increases for Named Executive Officers. Based on an analysis of market data, our Compensation Committee (referred to as the Committee in this CD&A) approved base salary increases in fiscal 2018 of 3.0% for Mr. Johnson, Ms. Bachmann, Mr. Schlonsky and Mr. Robins. Mr. Campisi did not receive an increase in his base salary in fiscal 2018.

●	Payouts on Performance-Based Awards. Based on the Company’s adjusted operating profit for fiscal 2018, none of our named executive officers received an annual cash incentive award for fiscal 2018. Based on the Company’s EPS and ROIC over the past three years, the performance share units (“PSUs”) we granted in fiscal 2016 vested at 92.6% of the target performance level. Based on the Company’s operating profit in fiscal 2018, one-third of the RSUs we granted in fiscal 2018 as part of their annual long-term equity incentive awards vested and the remaining two-thirds will vest ratably over the next two years.

●	Special and Retention RSU Awards to Certain NEOs. In March 2018, the Committee granted additional RSU awards to Mr. Johnson, Ms. Bachmann, Mr. Schlonsky and Mr. Robins for the increased responsibilities they assumed during Mr. Campisi’s medical absence. In September 2018, the Committee granted additional RSU awards to Mr. Johnson and Ms. Bachmann to incentivize them to remain with us during Mr. Thorn’s transition as President and CEO.

Executive Compensation Program Objectives and Components

Compensation Objectives

Our executive compensation program is designed to:

●	Pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value;
●	Align the interests of our executives with the interests of our shareholders through performance- and equity-based compensation; and
●	Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group.

Compensation Components

The following table summarizes the primary components of our executive compensation program and the primary purposes each component serves in furthering the objectives of our executive compensation program:

Component	Characteristics	Primary Purposes
Base Salary	Annual fixed cash compensation

Attract and retain talented executives through an annual salary that reflects the executive’s performance, experience and scope of responsibilities.

Mitigate pressure to take unnecessary or excessive risks or unduly focus on the price of our common shares.

Annual Cash Incentive Awards	Annual variable performance-based cash compensation	Motivate executives to achieve performance objectives that directly relate to our annual operating and strategic goals.

Long-Term Equity Incentive Awards	Long-term variable equity awards granted annually as a combination of PSUs and RSUs

Align the interests of our executives with the interests of our shareholders.

Motivate executives to achieve multi-year financial and strategic goals and create long-term shareholder value.

Retain talented executives for the long-term.

Pay-for Performance

Pay-for-performance is the fundamental objective of our executive compensation philosophy. As a result, the Committee believes that a majority of each named executive officer’s pay should be at-risk or variable and dependent on our performance and/or stock price (i.e., performance-based). The following graphs show the percentage of Mr. Thorn’s and our other named executive officers’ (employed by us at the end of fiscal 2018) total compensation awarded for fiscal 2018 that was performance-based. Mr. Thorn’s Salary and Other Compensation shown below was annualized for fiscal 2018.

2018 COMPENSATION AWARDED

MR. THORN	OTHER NEOS

Executive Compensation and Governance Practices and Policies

The following table sets forth executive compensation and governance practices and policies we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry-leading standards.

Practice	Big Lots Policy
Pay-for-Performance Philosophy	✔A majority of the total target compensation opportunity of our named executive officers is at-risk or variable and dependent on our performance and/or stock price.

Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.
Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Committee engages an independent compensation consultant that reviews and advises the Committee on executive compensation. The consultant performs services solely for the Committee.
Independent Board Chair	✓	We maintain separate CEO and Chairman of the Board positions.
Anti-Hedging and Pledging Policy	✓	We do not allow our directors or Leadership Team members to enter into any hedging or pledging transactions relating to our common shares.
Excise Tax Gross-Ups	✓	We do not pay excise tax gross-ups under our employment agreement and, in fiscal 2018, we amended all of our severance agreements to eliminate excise tax gross-ups in the event of a change in control.
Dividends on Unearned Awards	✓	We do not pay dividends on unearned performance awards.

2018 Say-on-Pay Advisory Vote and Shareholder Engagement

At our 2018 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers with approximately 92% of votes cast in favor of our say-on-pay resolution. The Committee considers this vote a positive endorsement of our executive compensation program, and our shareholders’ support of our 2018 say-on-pay resolution and discussions with our shareholders before our 2018 annual meeting contributed to the Committee’s decision to not make significant changes to our current executive compensation program.

Executive Compensation Process

Roles in Compensation Determination Process

The principal roles of the Committee, our outside directors, our CEO and members of management in our executive compensation determination process are as follows:

Responsible Party	Role
Compensation Committee

Lead the process for establishing our annual executive compensation program and approve or recommend that the Board approve compensation actions.

Consult with management and the Committee’s compensation consultant regarding employee benefit and compensation programs, plans and awards.

All Outside Directors	Conduct comprehensive evaluation of CEO performance. Approve annual executive compensation program and finalize compensation awards for the members of our Leadership Team.
CEO

Provide the Committee and other outside directors with an annual performance evaluation and compensation recommendation for each of the other members of our Leadership Team in the first quarter of each fiscal year based on the CEO’s direct knowledge of their respective performance and contributions.

Management

Make recommendations to the Committee and our CEO in the design and administration of our employee benefit and compensation programs, plans and awards in accordance with the Committee’s charter and the terms of our compensation plans.

Advise the Committee and our CEO regarding the competitiveness of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs.

Fiscal 2018 Compensation Determination Process

At its March 2018 meeting, the Committee:

●	reviewed and discussed the continued appropriateness of our executive compensation program, including its objectives, policies, components and processes;

●	reviewed and discussed the performance evaluations and compensation recommendations for the other Leadership Team members;

●	reviewed and discussed comparative compensation data;

●	prepared its fiscal 2018 compensation recommendations for each member of our Leadership Team and took no action with respect to Mr. Campisi’s compensation for fiscal 2018;

●	determined that the performance trigger for the 2017 RSUs was achieved;

●	determined the final performance and associated payout percentage for the 2015 PSUs;

●	determined that the second performance trigger for the 2013 restricted stock awards was achieved; and

●	determined that a bonus was payable under the annual incentive awards for fiscal 2017 as a result of corporate performance in fiscal 2017.
At our March 2018 Board meeting:
●	the Committee discussed its compensation recommendations with the other outside directors, including the underlying data and analysis and the form, amount of, and rationale for the recommended compensation; and

●	the outside directors finalized the compensation awards for the Leadership Team members consistent with the Committee’s recommendations.

Performance Evaluation Process

The Committee and our outside directors generally consider the following objective and subjective factors when evaluating the performance of the members of our Leadership Team:

●long-term strategic goals	●short-term business goals	●profit and revenue goals

●expense goals	●operating margin improvement	●earnings per share growth

●fostering teamwork and other corporate values	●optimization of organizational effectiveness and productivity	●leadership and the development of talent

●the performance of our competitors	●same store sales growth of the Company compared to the industry	●specific business challenges and general economic and market conditions

The Committee and the other outside directors do not assign any of these performance factors a specific weight and may consider different factors for each executive.

Independent Compensation Consultant

The Committee has the sole authority to retain compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2018, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant based on its independence, expertise and past service to the Committee. Meridian provided research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. Meridian kept the Compensation Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers. Representatives of Meridian attended meetings of the Compensation Committee.

Peer Compensation Data

During the course of establishing the fiscal 2018 executive compensation program, the Committee reviewed compensation data for a group of retailers similar to us with whom we believe we compete for talent (the “Retailer Peer Group”). In selecting the Retailer Peer Group, the Committee considered revenue, gross profit margin, geographic location, market capitalization and number of stores. The companies included in the Retailer Peer Group for fiscal 2018 compensation decisions were:

●Abercrombie & Fitch	●Dick’s Sporting Goods	●RH

●Advance Auto Parts	●DSW	●Ross Stores

●American Eagle Outfitters	●Express	●Tractor Supply

●Ascena Retail Group	●Foot Locker	●Urban Outfitters

●Bed Bath & Beyond	●L Brands	●Williams – Sonoma

●Burlington Stores

As a secondary reference, the Committee also reviewed executive compensation data regarding a broader group of retail companies included in a compensation survey provided by Equilar. We believe it is important to consult both sets of information because the compensation survey for the broader group includes compensation information on more executives and provides a more extensive basis on which to compare the compensation of the Leadership Team members, particularly those Leadership Team members whose responsibilities, experience and other characteristics are not directly comparable to the executives included in the publicly-available reports of the Retailer Peer Group.

The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the total direct compensation levels for our Leadership Team members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, annual incentive award at target and equity awards.

As discussed in this CD&A, we determine compensation subjectively based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the peer groups. Rather, the peer group data provides a point of reference and market check.

Components of our Executive Compensation Program

We seek to achieve the objectives of our executive compensation program by awarding the following primary components of compensation to our executive officers:

Component	Characteristics	Fiscal 2018 Metric
Base Salary	Annual fixed cash compensation	Based on annual performance review
Annual Cash Incentive Awards	Annual variable performance-based cash compensation	100% adjusted operating profit
Long-Term Equity Incentive Awards	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	PSUs – EPS and ROIC performance during three annual service periods RSUs – Vest ratably over three years upon satisfaction of operating profit performance requirement

We believe each of these individual compensation components and the total mix of compensation components are necessary to provide a competitive executive compensation program and advance the objectives of our executive compensation program.

Base Salary

The Committee annually reviews and establishes the base salary for each named executive officer, subject to the minimum salary requirements set forth in the employment agreement described below in “Agreements with Named Executive Officers – Employment Agreement”. The Committee determines adjustments to the base salaries of our named executive officers based on each executive’s performance, experience, scope of responsibilities and base salary in comparison to our other employees and similarly positioned executives in our Retailer Peer Group and the anticipated future contributions of the executive. The Committee did not assign any specific weighting to these factors. For fiscal 2018, the Committee approved the following salaries for the named executive officers, which became effective on April 1, 2018:

Name	Fiscal 2018 Salary ($)
Mr. Thorn*	$1,100,000
Mr. Johnson	$616,325
Ms. Bachmann	$786,775
Mr. Schlonsky	$513,600
Mr. Robins	$473,800
Mr. Campisi**	$1,150,000

(*)	Mr. Thorn was appointed as our President and CEO on September 30, 2018.

(**)	Mr. Campisi retired as our CEO and President effective as of April 16, 2018.

Annual Cash Incentive Awards

Each of our named executive officers participates in our annual cash incentive award program under the 2006 Bonus Plan. The amount of the annual cash incentive award earned by each named executive officer is based entirely on our corporate performance. On an annual basis with respect to our annual cash incentive award program, the Committee (1) selects one or more performance measures, (2) establishes threshold, target and maximum performance goals for each performance measure and (3) establishes for each named executive officer a percentage of base salary that is earned at the threshold, target and maximum performance levels (with linear interpolation between the specified payout percentages). No annual cash incentive award is earned if we do not meet the threshold performance goal. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding our annual cash incentive awards.

Fiscal 2018 Performance Measure

The Committee and the other outside directors selected adjusted operating profit as the performance measure for the annual cash incentive awards for fiscal 2018 because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth.

Fiscal 2018 Performance Goals

The Committee and other outside directors established the performance goals for the adjusted operating profit performance measure based on the annual corporate operating plan established by the Board for fiscal 2018. The minimum performance goal was set at the minimum acceptable level for adjusted operating profit in our annual corporate operating plan for fiscal 2018 while the target and maximum performance goals were respectively set at and above the projected operating profit in our annual corporate operating plan for fiscal 2018.

Fiscal 2018 Payout Percentages

The Committee and the other outside directors maintained the same annual cash incentive award payout percentages for our named executive officers for fiscal 2018 that applied for fiscal 2017 primarily as a result of the belief of the Committee and other outside directors that the payout percentages were appropriate to accomplish our executive compensation objectives for fiscal 2018.

The following table sets forth for fiscal 2018 the performance goal established for each performance level and the payout percentage established for each named executive officer for each performance level:

	Payout Percentage (% of salary)
Fiscal 2018 Performance Levels	Performance Goal ($)	Mr. Thorn	Mr. Johnson	Ms. Bachmann	Mr. Schlonsky	Mr. Robins	Mr. Campisi
Below Threshold	0-
	$267,837,463	0	0	0	0	0	0
Threshold	$267,837,464	62.5	30	30	30	30	65
Target	$280,021,312	125	60	60	60	60	130
Maximum	$300,158,315	250	120	120	120	120	260

Fiscal 2018 Annual Cash Incentive Awards

To calculate the amount of the annual incentive awards earned under the 2006 Bonus Plan, if any, we first calculate the applicable financial measure for purposes of our financial statements. We then adjust the measure to eliminate the effect of selective events, transactions or accrual items described in the 2006 Bonus Plan. The Committee approves such adjustments at the same time it establishes the corporate performance goals and annual incentive award payout percentages applicable to the award. These adjustments may increase or decrease the corporate performance amount achieved. Consistent with prior years, the Committee exercised negative discretion to reduce the corporate performance amount achieved for fiscal 2018 to exclude certain accrual items that would have otherwise increased such amount. The Committee decided to exclude these accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance goals were established for fiscal 2018, and not because of any corporate or individual performance factors.

The following table sets forth for fiscal 2018 the payout percentage achieved and the annual cash incentive award earned by each named executive officer:

Name	Payout Percentage (% of salary)	Annual Cash Incentive Award ($)
Mr. Thorn	0%	$0
Mr. Johnson	0%	$0
Ms. Bachmann	0%	$0
Mr. Schlonsky	0%	$0
Mr. Robins	0%	$0
Mr. Campisi	0%	$0

Our adjusted operating profit for fiscal 2018 was below the threshold level of our operating plan as established by our Board and management and, therefore, our named executive officers did not earn an annual incentive award for fiscal 2018. As a result, the total cash compensation paid to the named executive officers for fiscal 2018 was generally at or below the median for our peer groups.

Long-Term Equity Incentive Compensation

For fiscal 2018, we awarded PSUs and RSUs to each of our named executive officers except for Mr. Thorn and Mr. Campisi. Mr. Thorn received an RSU award upon his appointment as our President and CEO in October 2018 and Mr. Campisi did not receive an equity award in fiscal 2018. Each of our other named executive officer received 60% of their equity awards in the form of PSUs and 40% in the form of RSUs. The Committee determined the value of the equity awards granted to our named executive officers, and the allocation of the equity awards between PSUs and RSUs, based on:

●	management’s estimate of the number of common shares underlying the equity awards to be granted during fiscal 2018;

●	historical grant information;

●	comparative compensation data;

●	retention factors;

●	corporate performance (particularly operating profit, net income, selling and administrative expenses and EPS against planned and prior performance);

●	individual performance;

●	the executive's level of responsibility;

●	the potential impact that the executive could have on our operations and financial condition;

●	the market price of our common shares; and

●	the recommendations for the value of the equity awards granted to the other named executive officers.

The Committee did not utilize a particular formula in making these determinations, although Company and individual performance were the most significant factors in determining the value of the equity awards granted to our named executive officers in fiscal 2018. See “Performance Evaluation Process” above for more information regarding how we evaluate performance.

PSUs and RSUs are settled in our common shares. Any PSUs or RSUs that do not vest will be forfeited. The PSUs and RSUs do not have voting rights. PSUs and RSUs include a dividend-equivalent right, which represents the right to receive the equivalent of any cash dividends payable with respect to our common shares underlying the awards. Any cash dividends will accrue without interest and will vest and be paid only at the time the corresponding PSUs or RSUs vest. Any accrued cash dividends relating to PSUs or RSUs that do not vest will be forfeited.

PSU Award Process

The Committee annually awards a target number of PSUs to our named executive officers subject to (1) the attainment of performance goals applicable to specified performance measures during a three-year performance cycle consisting of three annual service periods and (2) the named executive officer’s continued employment through the end of the performance cycle. For the 2018 PSU award, a percentage of the target number of PSUs (i.e., the vesting factor) vests based on our average attainment of the performance goals applicable to the performance measures during the three-year performance cycle (with linear interpolation between the performance levels) as described in the following chart:

Performance Level	3-Year Average Performance Attainment	Vesting Factor
Threshold	90%	50%
Target	100%	100%
Maximum	110%	150%

To calculate the attainment of the performance goals, we first calculate the applicable performance measures derived from our financial statements and then adjust the performance measures to eliminate the effect of selected events, transactions or accrual items described in the Big Lots 2017 Long-Term Incentive Plan (“2017 LTIP”) and approved by the Committee when it establishes the performance goals. These adjustments may increase or decrease the amount achieved for the performance measure. The Committee may also exercise negative discretion to cancel or decrease, but not increase for “covered employees,” the number of PSUs that vest.

The Committee establishes the performance measures and performance goals for each service period at the beginning of the service period. In March 2018, the Committee selected EPS and ROIC as the performance measures for the fiscal 2018 service period and established the performance goals applicable to the first service period of the fiscal 2018 PSU award performance cycle, the second service period of the fiscal 2017 PSU award performance cycle and the last service period of the 2016 PSU award performance cycle. The following table sets forth the performance goals established by the Committee for each performance measure for fiscal 2018 and the actual amount of each performance measure in fiscal 2018:

Performance Measure	Weighting	Target	Actual
EPS	50%	$4.90	$3.91
ROIC	50%	23.0%	17.5%

Fiscal 2018 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2018 (Mr. Thorn and Mr. Campisi did not receive a PSU award for fiscal 2018) and the performance attained for each performance measure during each completed service period in the fiscal 2018 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs
Mr. Johnson	17,057	$807,820
Ms. Bachmann	21,774	$1,031,216
Mr. Schlonsky	14,214	$673,175
Mr. Robins	11,656	$552,028

Fiscal 2018 PSU Award Performance Cycle Attainment
(2018-2020)
		Fiscal 2018	Fiscal 2019	Fiscal 2020
EPS	Actual Results	$3.91	TBD	TBD
	Target Performance Goal	$4.90	TBD	TBD
	Performance %	79.8%	TBD	TBD
ROIC	Actual Results	17.5%	TBD	TBD
	Target Performance Goal	23.0%	TBD	TBD
	Performance %	76.0%	TBD	TBD

Fiscal 2017 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2017 (Mr. Thorn was not employed by the Company during fiscal 2017) and the performance attained for each performance measure during each completed service period in the fiscal 2017 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs
Mr. Campisi	31,462	$1,620,004
Mr. Johnson	15,231	$784,244
Ms. Bachmann	19,444	$1,001,171
Mr. Schlonsky	12,693	$653,562
Mr. Robins	10,202	$525,301

Fiscal 2017 PSU Award Performance Cycle Attainment
(2017-2019)
		Fiscal 2017	Fiscal 2018	Fiscal 2019
EPS	Actual Results	$4.27	$3.91	TBD
	Target Performance Goal	$4.10	$4.90	TBD
	Performance %	104.2%	79.8%	TBD
ROIC	Actual Results	22.7%	17.5%	TBD
	Target Performance Goal	23.5%	23.0%	TBD
	Performance %	96.8%	76.0%	TBD

Fiscal 2016 PSU Awards

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2016 (Mr. Thorn was not employed by the Company during fiscal 2016), the number and value of the PSUs actually earned by the named executive officer under such awards, the vesting factor applicable to such awards and the performance attained for each performance measure during each service period in the fiscal 2016 PSU award performance cycle:

Name	Target Number of PSUs	Grant Value of PSUs	Number of PSUs Earned	Value of PSUs Earned	Vesting Factor
Mr. Campisi	41,052	$1,851,855	38,014	$1,447,573	92.6%
Mr. Johnson	20,430	$921,597	18,918	$720,397	92.6%
Ms. Bachmann	26,080	$1,176,469	24,150	$919,632	92.6%
Mr. Schlonsky	17,025	$767,998	15,765	$600,331	92.6%
Mr. Robins	10,263	$462,964	9,503	$361,874	92.6%

Fiscal 2016 PSU Award Performance Cycle Attainment
(2016-2018)
		Fiscal 2016	Fiscal 2017	Fiscal 2018
EPS	Actual Results	$3.75	$4.27	$3.91
	Target Performance Goal	$3.35	$4.10	$4.90
	Performance %	111.9%	104.2%	79.8%
EPS Vesting Factor for 2016 PSU Awards (129.9% +110.4% + 49.5% / 3) = 96.6%
ROIC	Actual Results	21.8%	22.7%	17.5%
	Target Performance Goal	19.2%	23.5%	23.0%
	Performance %	113.7%	96.8%	76.0%
ROIC Vesting Factor for 2016 PSU Awards (134.1% +91.9%+40.1% / 3) = 88.7%

Fiscal 2018 RSU Awards

The following table sets forth the number and grant value of the RSUs awarded to the named executive officers in fiscal 2018:

Name	Number of RSUs	Grant Value of RSUs
Mr. Thorn	68,634	$2,999,992
Mr. Johnson	11,370	$538,483
Ms. Bachmann	14,515	$687,430
Mr. Schlonsky	9,475	$448,736
Mr. Robins	7,770	$367,987

The RSUs awarded to our named executive officers vest ratably over three years from the grant date of the award and, are subject to (1) the participant remaining employed by us through each annual vesting date and (2) an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. As a result of our performance in fiscal 2018, the performance requirement for the fiscal 2018 RSU awards was met. Accordingly, except for Mr. Thorn, one-third of the RSU awards for fiscal 2018 vested on the second trading day after we filed our Current Report on Form 8-K with the SEC reporting the satisfaction of the performance requirement. The RSUs awarded to Mr. Thorn in fiscal 2018 vest ratably over three years beginning on the first anniversary of the grant date (October 15, 2019).

Fiscal 2018 Special and Retention RSU Awards

In March 2018, after consulting with the outside directors, the Committee awarded additional RSU awards (“Special Awards”) to Mr. Johnson, Ms. Bachmann, Mr. Schlonsky and Mr. Robins for the increased responsibilities they assumed during Mr. Campisi’s medical absence. The number of common shares underlying the Special Awards is 12,634 for Mr. Johnson, 16,128 for Ms. Bachmann, 10,528 for Mr. Schlonsky and 9,712 for Mr. Robins. Each Special Award will vest on the second anniversary of the grant date subject to: (1) the executive remaining employed by us through the vesting date; and (2) our satisfaction of an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in the next fiscal year immediately thereafter. As a result of our performance in fiscal 2018, the performance requirement for the Special Awards was met and, as a result, each Special Award will vest on the second anniversary of the grant date provided that the executive is employed by the Company on the vesting date.

In September 2018, after consultation with the outside directors, the Committee awarded additional RSU awards (“Retention Awards”) to Mr. Johnson and Ms. Bachmann to incentivize them to remain with us during Mr. Thorn’s transition as President and CEO. The number of common shares underlying the Retention Awards is 14,819 for Mr. Johnson and 18,917 for Ms. Bachmann. Each Retention Award will vest upon the earlier to occur of: (1) the first anniversary of the grant date; or (2) the termination of the executive’s employment (A) by us without cause (as defined in the Retention Award Agreement) or (B) by reason of the executive’s death or disability (on a pro rata basis from the grant date through the date of the executive’s death or disability). If the executive is terminated for any other reason before the first anniversary of the grant date, the executive will forfeit the Retention Award.

Personal Benefits and Perquisites

We provide our named executive officers with certain benefits that are available to nearly all salaried employees, including paid group term life insurance equal to one and a half times base salary, matching contributions to our Savings Plan, and medical and dental insurance. We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.

Our Executive Benefit Plan reimburses executives for health-related costs incurred but not covered under our Big Lots Associate Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the enhanced long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and also reimburse our named executive officers for any income taxes resulting from our payment of such premiums.

Post-Termination and Change in Control Arrangements

The employment agreement and senior executive severance agreements described below in “Agreements with Named Executive Officers” provide our named executive officers with potential severance and change in control payments and benefits. Our equity compensation plans and related award agreements also provide for the accelerated vesting of outstanding equity awards, including PSUs and RSUs, in connection with certain termination events. The change in control provisions of the employment agreement and severance agreements provide the named executive officer certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control (including a constructive termination). The Committee believes that this “double trigger” structure incentivizes our executive officers to remain objective in connection with, and not be distracted by the personal uncertainties and risks created by, an actual or proposed change in control.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts.

See “Potential Payments Upon Termination or Change in Control” below for a discussion of the compensation that may be paid to our named executive officers in connection with a change in control or the termination of employment.

Agreements with Named Executive Officers

Employment Agreement

On April 29, 2013, we entered into a Second Amended and Restated Employment Agreement with Ms. Bachmann. The term of Ms. Bachmann’s employment agreement will remain effective as long as we employ her unless we and the executive mutually agree to amend or terminate her employment agreement. We negotiated the terms of her employment agreement and in those negotiations, we considered many factors, including: our need for the services of the executive; the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition; the skills and past (if applicable) and anticipated future performance of the executive; the compensation paid to similarly-situated executives at comparator group companies; the relationship between the compensation offered to the executive and paid to the other Leadership Team members; our perception of the relative bargaining power of the Company and the executive; and to the extent applicable, the elements and amounts of compensation offered or paid to the executive by another employer.

Under the terms of her employment agreement, Ms. Bachmann is entitled to receive at least $625,000 in annual base salary. Ms. Bachmann’s employment agreement also establishes the minimum payout percentages (as a percentage of base salary) that may be set for her target and maximum annual incentive award levels as 60% and 120%, respectively.

The employment agreement with Ms. Bachmann impose several restrictive covenants that survive the termination of her employment in exchange for minimum salary levels and target and maximum bonus payout percentages, potential severance and change in control payments and other benefits. These restrictive covenants include confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (one year, but reduced to six months following a change in control), and continuing cooperation (infinite).

The employment agreement does not require us to reimburse Ms. Bachmann for the amount of any golden parachute excise tax imposed under Section 4999 of the IRC. Her employment agreement provides that if the payments to be received by the executive in connection with a change in control constitute “excess parachute payments,” her payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless she would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced.

Senior Executive Severance Agreements

We have entered into a senior executive severance agreement with each of Messrs. Thorn, Johnson, Schlonsky and Robins and several other key officers who are not parties to an employment agreement. The senior executive severance agreements expire on the first anniversary of the date of execution and automatically renew for an additional year unless we provide the executive at least 30 days’ notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control, the executive is terminated by us (other than for cause) or as a result of a constructive termination: (1) a lump-sum payment equal to 200% of the executive’s then current annual salary and target annual incentive award; (2) a lump-sum payment equal to executive’s target bonus prorated for the number of days the executive worked during the applicable performance period prior to the executive’s termination; and (3) for a period of two years, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executives are also entitled to reimbursement of legal fees and expenses they incur in seeking to enforce their rights under the agreement.

During fiscal 2018, the Committee amended all senior executive severance agreements for our named executive officers to eliminate a gross-up payment that offset excise taxes upon a change of control and termination.

Severance Plan

The Board adopted the Severance Plan, which covers each of our named executive officers and several of our other key executives, to provide a more uniform approach to severance for our executives that avoids the use of individual severance agreements and ensures that restrictive covenants apply to our key executives. The payments and benefits to which our named executive officers would be entitled to under the Severance Plan (collectively, the “Severance Benefits”) if they are terminated without Cause (as defined in the Severance Plan) or as a result of a Constructive Termination (as defined in the Severance Plan) are described below in the “Potential Payments Upon Termination or Change in Control – Involuntary Termination Without Cause.”

The Severance Plan also imposes confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation obligations on participants. The non-competition and non-solicitation obligations apply during the period of employment and continue until the end of the restriction period set forth in the Severance Plan.

The Severance Plan does not provide a gross-up payment to any participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the IRC.

If Ms. Bachmann is entitled to benefits under the Severance Plan and to severance benefits under her employment agreement, she will receive the greater of (i) the aggregate benefits payable under the Severance Plan or (ii) the aggregate severance benefits payable under her employment agreement.

Retirement Plans

We maintain two retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); and (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). We terminated our tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”) on January 31, 2016 and our non-qualified supplemental pension plan (“Supplemental Pension Plan”) on December 31, 2015. We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups and that providing these plans enhances our ability to attract and retain qualified executives. See the “Nonqualified Deferred Compensation – Supplemental Savings Plan” section of this Proxy Statement for a discussion of our retirement plans.

Other Executive Compensation Policies and Practices

Minimum Share Ownership Requirements and Hedging and Pledging Prohibition

The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must own common shares having an aggregate value equal to at least the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Outside Director	5x
Chief Executive Officer	5x
Executive Vice President	2.5x
Senior Vice President	2x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, unvested RSUs, unvested PSUs (at the threshold amount), deferred stock units and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 is required to meet the requirements at each annual adjustment date (the “testing date”). Outside directors and executives must meet the requirements on the first testing date for outside directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 12, 2019, each outside director and executive who has been on the Board or a Leadership Team member for at least five years satisfied our minimum share ownership requirements.

In addition to the minimum share ownership requirements, we do not allow our outside directors or Leadership Team members to enter into any hedging, pledging or monetization transactions involving our common shares.

Equity Grant Timing

Pursuant to the terms of the 2017 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2018, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards was the first trading day following our release of fiscal 2017 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the 15th day of the month following the month of the hire or promotion date. We have no policy of timing the grant date of equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC. In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to certain current and former executive officers of the company. However, prior to December 2017, when the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law, Section 162(m) exempted qualified performance-based compensation from this $1 million limit if certain requirements were met. Historically, the Committee had structured the annual cash incentives and performance-based compensation awarded to covered employees in a manner intended to meet the exception from Section 162(m)’s deduction limits.

The Tax Act eliminates the qualified performance-based exception to the $1 million deduction limit and subjects the chief executive officer and certain other current and former executive officers of the company to the $1 million limitation for taxable years beginning after December 31, 2017. The Tax Act includes a grandfathering provision for compensation paid pursuant to a written binding contract in effect on or before November 2, 2017 that has not been modified in any material way since that date. Based on current guidance, we believe our equity awards granted on and prior to November 2, 2017 are in compliance with the grandfathering provision and will remain deductible. However, equity awards granted after November 2, 2017 will likely be subject to the limitations on deductibility under Section 162(m) as expanded by the Tax Act.

The 2006 Bonus Plan is the plan under which our named executive officers were awarded short-term annual cash incentive awards prior to 2019. Beginning with the 2019 fiscal year, our named executive officers will be awarded short-term annual cash incentive awards under the 2019 Bonus Plan. Historically, our intent was for annual cash incentive awards issued to covered employees under the 2006 Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). Although we still intend to grant performance-based annual compensation opportunities, amounts paid pursuant to the 2019 Bonus Plan are likely to be subject to the limitations on deductibility under Section 162(m) as expanded by the Tax Act.

Executive Compensation Program for Fiscal 2019

In establishing the executive compensation program for fiscal 2019, the Committee engaged Meridian to:

●	provide comparative compensation data;
●	review and recommend changes to our executive compensation program;
●	review the appropriateness of our Retailer Peer Group; and
●	compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the Retailer Peer Group.

The Committee did not make any material changes to the design of our executive compensation program when establishing compensation for fiscal 2019. There were no merit increases to the base salaries of our named executive officers. We awarded RSUs and PSUs with the same weighting as fiscal 2018, with the RSUs vesting ratably over three years from the grant date of the award with a performance component and the PSUs vesting only if we meet performance targets over a three-year performance period with three separate service periods. For the fiscal 2019 service period, the PSU performance targets are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the above CD&A with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2018 (“Form 10-K”).

Members of the Compensation Committee

Nancy A. Reardon (Chair)	Marla C. Gottschalk

Jeffrey P. Berger	Christopher J. McCormick

Summary Compensation Table for 2018

Name and Principal Position (1) (a)	Year (b)	Salary ($) (2) (c)	Bonus ($) (3) (d)	Stock Awards ($) (4) (e)	Non-Equity Incentive Plan Compensation ($) (5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (6)(7) (i)	Total ($) (j)
Bruce K. Thorn,	2018	359,615	500,000	2,999,992	-	-	47,725	3,907,332
Chief Executive Officer and President (8)			-			-
			-			-
Timothy A. Johnson,	2018	613,214	-	2,560,971	-	-	217,967	3,392,152
Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2017	595,668	-	1,307,022	296,291	-	207,378	2,406,359
	2016	578,317	-	1,535,950	605,749	-	71,132	2,791,148
Lisa M. Bachmann,	2018	782,807	-	3,269,227	-	-	235,106	4,287,140
Executive Vice President, Chief Merchandising and Operating Officer	2017	760,427	-	1,668,585	378,243	-	231,466	3,038,721
	2016	738,277	-	1,960,751	773,296	-	101,014	3,573,338
Michael A. Schlonsky,	2018	511,008	-	1,620,517	-	-	135,267	2,266,792
Executive Vice President, Human Resources	2017	496,390		1,089,219	246,909	-	156,370	1,988,888
	2016	481,931	-	1,279,951	504,790	228,547	116,861	2,612,080
Ronald A. Robins, Jr.,	2018	471,412	-	1,379,975	-	-	84,277	1,935,664
Senior Vice President, General Counsel and Corporate Secretary	2017	456,577	-	875,484	227,783	-	56,769	1,616,613
	2016	435,788	-	771,561	380,383	-	52,557	1,640,289
David J. Campisi,	2018	265,385	-	-		-	1,662,927	1,928,312
Former Chief Executive Officer and President (9)	2017	1,142,308	-	5,399,962	1,233,824	-	569,418	8,345,512
	2016	1,092,308	-	6,172,807	2,294,028	-	240,384	9,799,527

(1)	We are a party to an employment agreement with Ms. Bachman, the material terms of which are described in the “Agreements with Named Executive Officers – Employment Agreement” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Thorn, Mr. Johnson, Mr. Schlonsky, and Mr. Robins, the material terms of which are described in the “Agreements with Named Executive Officers – Senior Executive Severance Agreements” section of the CD&A. We are a party to an executive severance plan with each of our named executive officers, the material terms of which are described in the “Agreements with Named Executive Officers – Severance Plan” section of the CD&A. We entered into a Separation Agreement with Mr. Campisi effective as of April 16, 2018. The Separation Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi received in connection with his retirement.

(2)	The amounts in this column reflect the salary earned by each named executive officer for fiscal 2018, fiscal 2017 and fiscal 2016.
(3)	The amount in this column reflects the bonus the Company paid to Mr. Thorn upon his employment with the Company.
(4)	The amounts in this column reflect the sum of (i) the grant date fair value of the RSUs, as determined in accordance with ASC 718, and (ii) the estimated fair value of the PSUs awarded to the named executive officers in fiscal 2018 under the 2017 LTIP and in fiscal 2017 and fiscal 2016 under the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”). These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited consolidated financial statements for the fiscal year ended February 2, 2019, included in the Form 10-K.

(5)	The amounts in this column reflect annual incentive awards earned under the 2006 Bonus Plan for performance during each of the last three fiscal years.

(6)	For fiscal 2018, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:
	i.	The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;
ii.	Matching contributions made by Big Lots pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

iii.	Healthcare costs paid by Big Lots pursuant to the Executive Benefit Plan, which is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A;

	iv.	Premiums paid by Big Lots for life insurance, which is generally available to all full-time employees;
	v.	Premiums paid by Big Lots for long-term disability insurance, which is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A;
	vi.	The cost to Big Lots associated with the executive’s use of an automobile or receipt of a cash allowance in lieu of an automobile;
	vii.	The aggregate incremental cost to Big Lots associated with non-business use of non-commercial aircraft by Mr. Campisi;
	viii.	Payments made to Mr. Thorn to reimburse him for expenses he incurred in connection with his relocation to Columbus, Ohio;
	ix.	Matching charitable contributions made by Big Lots;
	x.	Dividends paid on vested RSU and PSU awards; and
	xi.	Separation payments made to Mr. Campisi pursuant to the Separation Agreement.

The aggregate incremental cost of non-business use of non-commercial aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, and other miscellaneous variable costs. Due to the fact that the non-commercial aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, and leasing costs for the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of non-commercial aircraft. The benefit of non-business use of non-commercial aircraft, which was approved by the Compensation Committee for fiscal 2018 as part of Mr. Campisi’s overall compensation package, is described in the “Components of our Executive Compensation Program – Personal Benefits and Perquisites” section of the CD&A.

Name	Mr. Thorn	Mr. Johnson	Ms. Bachmann	Ms. Schlonsky	Mr. Robins	Mr. Campisi
Reimbursement of Taxes ($)	5,555	6,158	5,033	7,914	2,529	54,067
Big Lots Contributions to Defined Contribution Plans ($)	-	11,000	11,000	11,000	11,000	11,000
Big Lots Paid Health Care under Executive Benefits Plans ($)	2,411	5,920	4,565	8,036	4,303	64,655
Big Lots Paid Life Insurance Premiums ($)	258	714	775	596	550	258
Big Lots Paid Long-Term Disability Insurance Premiums ($)	375	1,501	1,501	1,501	1,501	500
Use of Automobile or Automobile Allowance ($)	4,315	13,200	13,200	13,200	13,200	20,915
Non-Business Aircraft Usage ($)	-	-	-	-	-	99,270
Relocation Expenses	19,811	-	-	-	-	-
Severance and Change-in-Control Expenses	-	-	-	-	-	924,615
Matching Charitable Contributions ($)	15,000	15,000	15,000	15,000	15,000	-
Dividend Payments ($)	-	164,474	184,032	78,019	36,194	487,647
Total	47,725	217,967	235,106	135,267	84,277	1,662,927

(7)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts in this column.

(8)	Mr. Thorn was appointed as our President and CEO in September 2018 and did not serve as a named executive officer in fiscal 2016 or fiscal 2017.
(9)	Mr. Campisi served as our CEO and President until his retirement on April 16, 2018.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include awards granted to the named executive officers under the 2006 Bonus Plan, the 2012 LTIP and the 2017 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the following Grants of Plan-Based Awards in Fiscal 2018 table.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provided for cash compensation paid annually when we met or exceeded pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other non-employee directors at the start of the fiscal year. Whether we achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award existed under the 2006 Bonus Plan, and the Compensation Committee had the discretion to cancel or decrease an annual incentive award (but not increase an annual incentive award for a covered employee (as that term is used within Section 162(m) of the IRC)) calculated under the 2006 Bonus Plan. Payments made with respect to a fiscal year were made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2006 Bonus Plan ranged from the threshold to the maximum annual incentive award payout percentages, and included all amounts in between. The smallest target and maximum annual incentive award payout percentages that may be set annually for Ms. Bachmann is set forth in her employment agreement. The threshold annual incentive award payout percentage was pre-established annually by the Compensation Committee and the other non-employee directors and has historically been one-half of the target annual incentive award payout percentage. Subject to the terms of Ms. Bachmann’s employment agreement, the Compensation Committee and the other non-employee directors retained the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum annual incentive award payable under the plan to a participant in a single fiscal year was $4,000,000. See the “Components of our Executive Compensation Program – Annual Cash Incentive Awards” and “Agreements with Named Executive Officers – Employment Agreement” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2018.

On March 5, 2019, the Compensation Committee adopted the Big Lots 2019 Bonus Plan, which replaces the 2006 Bonus Plan and is effective for incentive bonus opportunities granted by the Company beginning in fiscal 2019.

Big Lots 2012 Long-Term Incentive Plan

From May 23, 2012 through May 25, 2017, all employee equity awards, including those made to our named executive officers, were granted under the 2012 LTIP. The 2012 LTIP authorized the grant of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”).

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

The RSUs awarded to our named executive officers pursuant to the 2012 LTIP covered a fixed number of RSUs. The RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter.

The PSUs awarded to our named executive officers pursuant to the 2012 LTIP covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding selected plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding selected plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in Ms. Bachmann’s employment agreement, our named executive officers’ senior executive severance agreements and the 2012 LTIP, see the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below.

Big Lots 2017 Long-Term Incentive Plan

All equity awards granted to our employees and non-employee directors since May 25, 2017 have been granted under the 2017 LTIP. The 2017 LTIP authorizes grants of (1) NQSOs, (2) ISOs, (3) SARs, (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards. All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2017 LTIP.

The RSUs awarded to our named executive officers in fiscal 2018 pursuant to the 2017 LTIP covered a fixed number of RSUs. Except for RSUs awarded under the Retention Awards, the RSUs will vest, if at all, ratably over three years (or two years in the case of the Special Awards) from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The RSUs awarded under the Retention Awards will vest upon the earlier to occur of: (1) the first anniversary of the grant date; or (2) the termination of the executive’s employment (A) by us without cause (as defined in the Retention Award Agreement) or (B) by reason of the executive’s death or disability (on a pro rata basis from the grant date through the date of the executive’s death or disability). If the executive is terminated for any other reason before the first anniversary of the grant date, the executive will forfeit the Retention Award.

The PSUs awarded to our named executive officers in fiscal 2018 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding selected plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding selected plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance. For the first service period of the fiscal 2018 PSU awards, the Committee established the target EPS performance level at $4.90, and the target ROIC performance level at 23.0%.

Upon a change in control (as defined in the 2017 LTIP), all awards outstanding under the 2017 LTIP automatically become fully vested. For a discussion of the change in control provisions in Ms. Bachmann’s employment agreements, our senior executive severance agreements and the 2017 LTIP, see the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below. See the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2017 LTIP in fiscal 2018.

Grants of Plan-Based Awards in Fiscal 2018

The following table sets forth each award made to our named executive officers in fiscal 2018 under the 2006 Bonus Plan and the 2017 LTIP.

	Grant Date (1) (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh.) (k)	Grant Date Fair Value of Stock and Option Awards ($/ Shr.) (5) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Thorn	-	687,500	1,375,000	2,750,000	-	-	-	-	-	-	-
	10/15/18	-	-	-	-	-	-	68,634	-	-	2,999,992
Mr. Johnson	-	184,898	369,795	739,590	-	-	-	-	-	-	-
	3/12/18	-	-	-	8,529	17,057	25,586	-	-	-	807,820
	3/12/18	-	-	-	-	-	-	24,004			1,136,829
	9/15/18							14,819			616,322
Ms. Bachmann	-	236,032	472,065	944,130	-	-	-	-	-	-	-
	3/12/18	-	-	-	10,887	21,774	32,661	-	-	-	1,031,217
	3/12/18	-	-	-	-	-	-	30,643			1,451,252
	9/15/18							18,917			786,758
Mr. Schlonsky	-	154,080	308,160	616,320	-	-	-	-	-	-	-
	3/12/18	-	-	-	7,107	14,214	21,321	-	-	-	673,175
	3/12/18	-	-	-	-	-	-	20,003			947,342
Mr. Robins	-	142,140	284,280	568,560	-	-	-	-	-	-	-
	3/12/18	-	-	-	5,828	11,656	17,484	-	-	-	552,028
	3/12/18	-	-	-	-	-	-	17,482			827,947
Mr. Campisi	-	747,500	1,495,000	2,990,000
____________________

(1)	As discussed in the “Compensation Policies & Practices – Equity Grant Timing” section of the CD&A, in fiscal 2018, the Board set the grant date for the March RSU awards and the service inception date for the PSU awards as the first trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards. For all other awards, the Board set the grant date as the 15th day of the month following the award date.

(2)	The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2018 pursuant to the 2006 Bonus Plan, which annual incentive award levels are further described in the “Components of our Executive Compensation Program – Annual Cash Incentive Awards” section of the CD&A. For fiscal 2018, our named executive officers did not earn an annual incentive award under the 2006 Bonus Plan.

(3)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum number of PSUs awarded pursuant to the 2017 LTIP that each named executive officer is eligible to earn depending on the level of achievement of the applicable performance metrics over the three-year performance period. For more information on PSUs, see the narrative preceding this table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(4)	The amounts in column (i) represent RSUs awarded pursuant to the 2017 LTIP, which awards are described in the narrative preceding this table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(5)	This column represents the full grant date fair value of the RSUs as calculated in accordance with ASC 718 and the estimated fair value of the PSUs as of the issuance date based on the probable outcome of the performance conditions.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2018, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Mr. Thorn	-	-	-	-	-	68,634	2,149,617	-	-
Mr. Johnson	35,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	40,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	50,257	1,574,049	52,718	1,651,128
Ms. Bachmann	40,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	64,157	2,009,397	67,298	2,107,773
Mr. Schlonsky	15,000	-	-	43.85	3/6/2019	-	-	-	-
	5,000	-	-	30.82	8/28/2019	-	-	-	-
	20,000	-	-	35.72	3/8/2020	-	-	-	-
	-	-	-	-	-	29,531	924,911	43,932	1,375,950
Mr. Robins	-	-	-	-	-	24,365	763,112	32,121	1,006,029
Mr. Campisi	-	-	-	-	-	-	-	72,514	2,271,138

____________________

(1)	All stock option awards reflected in this table were made pursuant to the 2012 LTIP.
(2)	The awards reported in column (g) reflect the unvested RSUs awarded to Mr. Thorn in fiscal 2018 under the 2017 LTIP and the unvested RSUs awarded to our other named executive officers in fiscal 2018, fiscal 2017 and fiscal 2016 under the 2012 LTIP and 2017 LTIP. The first third of the fiscal 2017 RSU awards and the second third of the fiscal 2016 RSU awards vested during fiscal 2018. For additional information regarding the fiscal 2018 RSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2018 table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(3)

The awards reported in column (i) reflect the following: (1) for Mr. Johnson, Ms. Bachmann, Mr. Schlonsky, and Mr. Robins, a PSU award in fiscal 2018, fiscal 2017 and fiscal 2016 (each at the target amount); and (2) for Mr. Campisi, fifty percent of each of his PSU awards in fiscal 2017 and fiscal 2016 (each at the target amount). If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2018 and fiscal 2017, the total number of PSUs that would vest and be earned for such PSU awards would be: (1) 48,431 for Mr. Johnson; (2) 61,827 for Ms. Bachmann; (3) 40,360 for Mr. Schlonsky; (4) 32,787 for Mr. Robins; and (5) 47,139 for Mr. Campisi. The fiscal 2016 PSU awards vested on April 3, 2019. For additional information on the fiscal 2016 PSU awards, see the narrative discussion in the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

The awards reported in column (i) were made pursuant to the 2012 LTIP and 2017 LTIP. The actual number of PSUs awarded to each named executive officer in fiscal 2018, fiscal 2017 and fiscal 2016 that will vest and be earned (if any) by each named executive officer is determined after the three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). For additional information regarding the fiscal 2018 PSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2018 table and the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

(4)	The market value was computed by multiplying the number of units or shares by $31.32, the closing price of our common shares on February 2, 2019. If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2018 and fiscal 2017, the aggregate market value for such PSU awards would be: (1) $1,516,859 for Mr. Johnson; (2) $1,936,422 for Ms. Bachmann; (3) $1,264,075 for Mr. Schlonsky; (4) $1,026,889 for Mr. Robins; and (5) $1,476,393 for Mr. Campisi. The fiscal 2016 PSU awards vested on April 3, 2019. For additional information on the fiscal 2016 PSU awards, see the narrative discussion in the “Components of our Executive Compensation Program – Long-Term Equity Incentive Compensation” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2018

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2018.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Mr. Thorn	-	-	-	-
Mr. Johnson	-	-	58,727	2,743,716
Ms. Bachmann	40,000	200,000	66,628	3,098,614
Mr. Schlonsky	-	-	29,594	1,368,696
Mr. Robins	-	-	16,104	712,623
Mr. Campisi	-	-	184,048	8,119,343

(1)	The amounts shown reflect the difference between the exercise price of the option and the market price of the common shares at the time of exercise.
(2)	The amounts shown reflect the number of common shares issued to the named executive officer in settlement of the vesting of stock awards multiplied by the closing price of our common shares on trading day before the vesting date.

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 3% of salary contributed and 50% for the next 2% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($275,000 for calendar year 2018). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $11,000 for fiscal 2018.

Prior to fiscal 2017, under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

In fiscal 2017, the Savings Plan and Supplemental Savings Plan were amended and all Registrant Contributions in fiscal 2017 and in the future will vest immediately and a participant in the Savings Plan and Supplemental Savings Plan who has terminated employment will be entitled to all funds in his or her account.

Nonqualified Deferred Compensation Table for Fiscal 2018

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (4) (f)
Mr. Thorn	-	-	-	-	-
Mr. Johnson	295,151	-	(26,679)	-	2,195,888
Ms. Bachmann	94,560	-	165	-	1,274,247
Mr. Schlonsky	62,557	-	(12,250)	-	905,055
Mr. Robins	11,389	-	2,823	-	141,408
Mr. Campisi	334,994	-	16,624	1,600,253	631,375
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2018.
(2)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2018 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(3)	$720,039, $600,384, $57,743, and $86,792 of the amounts in this column were previously reported as compensation to Mr. Johnson, Ms. Bachmann, Mr. Schlonsky, and Mr. Robins, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below summarizes the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated.

The “Estimated Payments if Triggering Event Occurred at 2018 Fiscal Year End” section below sets forth the payments that would have been received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us terminated on February 2, 2019: (1) involuntarily without cause (including a constructive termination (as defined in the Severance Plan)); (2) in connection with the executive’s disability; (3) upon the executive’s death; (4) upon the executive’s retirement (only Ms. Bachmann was retirement eligible at the end of fiscal 2018); or (5) in connection with a change in control. We entered into the Separation Agreement with Mr. Campisi effective as of April 16, 2018. The Separation Agreement sets forth all of the payments and benefits (including the treatment of outstanding equity awards) that Mr. Campisi received in connection with his retirement.

Rights Under Post-Termination and Change in Control Arrangements

Termination for Cause

If a named executive officer who is a party to an employment agreement with us (Ms. Bachmann) is terminated for cause or due to his or her voluntary resignation, we have no obligation under the employment agreement to pay any unearned compensation or to provide any future benefits to the executive.

Involuntary Termination Without Cause

If a named executive officer is involuntarily terminated without cause (including a constructive termination), the Severance Plan would entitle the named executive officer to:

●	a cash payment equal to the product of (1) the named executive officer’s annualized base salary in effect on the date of termination and (2) a multiple thereof;
●	a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

●	a cash payment for outplacement assistance;
●	continued coverage for the named executive officer under our health plans until the last day of the calendar month in which the post-termination restriction period applicable to the named executive officer elapses, plus the amount necessary to reimburse the named executive officer for the taxes he or she would be liable for as a result of such continued coverage; and

●	upon achievement of the applicable performance trigger, except for Mr. Thorn’s 2018 RSU award, prorated vesting of all unvested, outstanding RSU awards granted to the named executive officer. If Mr. Thorn is involuntary terminated without cause, his 2018 RSU award will vest in full.

Termination due to Disability or Death

If a named executive officer is terminated as a result of his or her disability or death:

●

the Severance Plan would entitle the named executive officer to a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP and 2017 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●	a prorated portion of the unvested RSUs granted under the 2012 LTIP and 2017 LTIP would vest on the termination date.

Termination Upon Retirement

If a named executive officer is terminated as a result of his or her retirement (as defined in the applicable award agreement):

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP and 2017 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●

if the performance condition is satisfied before the third anniversary of the grant date, a prorated portion of the unvested RSUs granted under the 2012 LTIP and 2017 LTIP would vest on the termination date.

Termination in connection with Change in Control

If terminated without cause (including a constructive termination) within 24 months after a change in control, the senior executive severance agreements would entitle Mr. Thorn, Mr. Johnson, Mr. Schlonsky and Mr. Robins to (1) a lump-sum payment equal to 200% of the executive’s then current annual base salary and target annual incentive award (2) a lump-sum payment equal to executive’s target bonus prorated for the number of days the executive worked during the applicable performance period prior to the executive’s termination and (3) continued coverage under our health plans for up to two years after the date of termination.

If terminated without cause (including a constructive termination), Ms. Bachmann’s employment agreement would entitle her to (1) a lump-sum payment equal to 200% of the highest annual base salary and maximum annual incentive award in effect during the three months before and the 24 months after the change in control and (2) continued coverage under our health plans for up to two years after the date of termination, plus the amount necessary to reimburse her for the taxes she would be liable for as a result of such continued healthcare coverage.

In addition, upon a change in control:

●	if the change in control occurs before the third anniversary of the grant date, all unvested RSUs granted to the named executive officer under the 2012 LTIP and 2017 LTIP would vest; and
●

if the change of control occurs before the end of the applicable performance period, the greater of (1) the target number of PSUs and (2) a number of PSUs calculated based on the satisfaction of the applicable performance conditions before the change in control, would vest for each named executive officer.

Upon a change in control, each participating named executive officer would also receive a lump sum payment of all vested and unvested amounts under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2018.)

Change in Control Described

Generally, pursuant to the 2012 LTIP, the 2017 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and the Severance Plan, a change in control is deemed to occur if:

●	any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;
●

a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

●

our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP, the 2017 LTIP and the Severance Plan, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC, pursuant to Ms. Bachmann’s employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

●

the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

●	the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;
●

a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

●	the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to Ms. Bachmann’s employment agreement, our senior executive severance agreements, the 2012 LTIP, the 2017 LTIP, the 2006 Bonus Plan and the Severance Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Estimated Payments if Triggering Event Occurred at 2018 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

●	Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at February 2, 2019, the last day of fiscal 2018.
●

We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related tax gross-up amounts. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2018) of (1) a prorated portion of the unvested RSUs granted under the 2012 LTIP and 2017 LTIP, (2) a prorated portion of the unvested PSUs granted under the 2012 LTIP and 2017 LTIP in fiscal 2017 and fiscal 2018, respectively, assuming that the applicable performance goals will be achieved at the target level, and (3) the PSUs granted under the 2012 LTIP in fiscal 2016, that will vest based on our actual performance. The amounts in the “Accelerated Equity Awards” row under the “Retirement” columns in the tables below represent the value (as of the final trading day of fiscal 2018) of (1) a prorated portion of the unvested RSUs granted under the 2012 LTIP and 2017 LTIP, (2) a prorated portion of the unvested PSUs granted under the 2012 LTIP and 2017 LTIP in fiscal 2017 and fiscal 2018, respectively, assuming that the applicable performance goals will be achieved at the target level and (3) the PSUs granted under the 2012 LTIP in fiscal 2016 that vested based on our actual performance.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include all unvested RSUs and PSUs that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2018. These amounts do not reflect any equity awards that vested in fiscal 2018.

●	The closing market price of our common shares on the final trading day on the NYSE during fiscal 2018 was $31.32 per share.

Bruce K. Thorn

The following table reflects the payments that would have been due to Mr. Thorn in the event of a change in control and/or the termination of his employment on February 2, 2019.

	Event Occurring at February 2, 2019
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	2,200,000	-	-	-	2,200,000	-
Non-Equity Incentive Plan Compensation ($)	-	-	-	-	-	4,125,000	-
Healthcare Coverage ($)	-	56,998	-	-	-	56,998	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	40,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	2,170,207	-	219,980	219,980	2,170,207	2,170,207
Total ($)	-	4,467,205	-	244,980	219,980	8,552,205	2,170,207

Timothy A. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on February 2, 2019.

	Event Occurring at February 2, 2019
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,232,650	-	-	-	1,232,650	-
Non-Equity Incentive Plan Compensation ($)	-	-	-	-	-	1,109,385	-
Healthcare Coverage ($)	-	79,517	-	-	-	79,517	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	1,017,952	-	1,904,725	1,904,725	3,063,226	3,063,226
Total ($)	-	2,355,119	-	1,929,725	1,904,725	5,484,778	3,063,226

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on February 2, 2019.

	Event Occurring at February 2, 2019
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,573,550	-	-	-	1,573,550	-
Non-Equity Incentive Plan Compensation ($)	-	-	-	-	-	1,888,260	-
Healthcare Coverage ($)	-	79,517	-	-	-	79,517	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	1,299,544	2,198,357	2,431,596	2,431,596	3,910,458	3,910,458
Total ($)	-	2,977,611	2,198,357	2,456,596	2,431,596	7,451,785	3,910,458

Michael A. Schlonsky

The following table reflects the payments that would have been due to Mr. Schlonsky in the event of a change in control and/or the termination of his employment with us on February 2, 2019.

	Event Occurring at February 2, 2019
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	1,027,200	-	-	-	1,027,200	-
Non-Equity Incentive Plan Compensation ($)	-	-	-	-	-	924,480	-
Healthcare Coverage ($)	-	79,517	-	-	-	79,517	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	454,107	-	1,435,006	1,435,006	2,552,661	2,552,661
Total ($)	-	1,585,824	-	1,460,006	1,435,006	4,583,858	2,552,661

Ronald A. Robins, Jr.

The following table reflects the payments that would have been due to Mr. Robins in the event of a change in control and/or the termination of his employment with us on February 2, 2019.

	Event Occurring at February 2, 2019
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	947,600	-	-	-	947,600	-
Non-Equity Incentive Plan
Compensation ($)	-	-	-	-	-	852,840	-
Healthcare Coverage ($)	-	79,517	-	-	-	79,517	-
Long-Term Disability Benefit ($)	-	-	-	25,000	-	-	-
Outplacement Benefits ($)	-	25,000	-	-	-	-	-
Accelerated Equity Awards ($)	-	360,458	-	1,042,475	1,042,475	1,941,206	1,941,206
Total ($)	-	1,412,575	-	1,067,475	1,042,475	3,821,163	1,941,206

David J. Campisi

The following table reflects the payments due to Mr. Campisi following his retirement on April 16, 2018.

	Event Occurring at April 16, 2018
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	-	-	2,300,000	-	-	-	-
Non-Equity Incentive Plan
Compensation ($)	-	-	-	-	-	-	-
Healthcare Coverage ($)	-	-	103,838	-	-	-	-
Long-Term Disability Benefit ($)	-	-	-	-	-	-	-
Outplacement Benefits ($)	-	-	40,000	-	-	-	-
Accelerated Equity Awards ($)	-		4,269,296	-	-	-	-
Total ($)	-	-	6,713,134	-		-	-

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

Our executive compensation program is designed to: (1) pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value; (2) align the interests of our executives with the interests of our shareholders through performance- and equity-based compensation; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group. We use a balanced mix of salary, annual cash incentive awards and equity awards to promote these objectives. For a more detailed discussion of how our executive compensation program promotes these objectives and our executive compensation philosophy, including information about the fiscal 2018 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other compensation tables in this Proxy Statement and the narrative discussion accompanying the tables.

In fiscal 2018, we continued to focus on improving our financial and operating performance. Given the commitment of the Compensation Committee and other outside directors to a pay-for-performance philosophy and our focus on improving our financial and operating performance in fiscal 2018, the Compensation Committee and other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2018 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares, including:

●	Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our adjusted operating profit. The Compensation Committee and other outside directors selected adjusted operating profit as the sole financial measure because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth. The fiscal 2018 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2018 projected in our annual corporate operating plan. Based on our adjusted operating profit in fiscal 2018, our named executive officers did not earn an annual incentive award for fiscal 2018.

●	Performance Share Unit Awards. All of our named executive officers received a significant portion (60%) of their equity awards in the form of PSUs (except for Mr. Thorn and Mr. Campisi who did not receive a PSU award for fiscal 2018). The PSUs awarded to our named executive officers in fiscal 2018 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Compensation Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value. Based on EPS of $3.91 and ROIC of 17.49%, as adjusted, we achieved 79.8% of the targeted goal for EPS and 76.0% of the targeted goal for ROIC for the first service period of the performance period applicable to the PSUs awarded to our named executive officers in fiscal 2018.

●	Restricted Stock Unit Awards. RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date and are subject to an operating profit performance component.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

2018 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is disclosing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our employees (other than the CEO) for our 2018 fiscal year:

●	The total annualized compensation of our CEO (Bruce K. Thorn) was $4,670,326.

●	The annual total compensation of our median employee was $8,746.

●	The ratio of the total annualized compensation of our CEO to the annual total compensation of our median employee was 534 to 1.

As permitted by SEC rules, we used the same median employee that we identified for purposes of our 2017 fiscal year pay ratio disclosure to calculate our 2018 fiscal year pay ratio. We believe our continued use of the median employee we identified for our 2017 fiscal year is appropriate because no change has occurred in our employee population or our employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

We identified our median employee for our fiscal year 2017 pay ratio using the methodology and the following material assumptions and adjustments. To identify the median of the annual total compensation of our active employees as of February 3, 2018, including any full-time, part-time, temporary or seasonal employees but excluding our CEO, we used total wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we did not annualize compensation for any full-time or part-time permanent employees who were employed on February 3, 2018 but did not work for us the entire year or make any full-time equivalent adjustments for part-time employees. We consistently applied this compensation measure and methodology to all of our employees included in the calculation.

We determined the annual total compensation for fiscal year 2018 of our median employee (who was calculated to be a part-time store associate) in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table. With respect to the total annualized compensation of our CEO for fiscal year 2018, we included Mr. Thorn’s Bonus and Stock Award as reported in the Summary Compensation Table of this Proxy Statement and we annualized Mr. Thorn’s Salary and all components of All Other Compensation (except for relocation expenses and matching charitable contributions) reported in the Summary Compensation Table.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of five non-employee directors of the Board. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and NYSE listing standards.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

●	the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

●	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

●	the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

●	the performance of our internal audit function;

●	the evaluation of enterprise risk issues; and

●	the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda that addresses all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2018.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm, the Company’s Vice President, Internal Audit and our Chief Financial Officer, in each case without the presence of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2018, our management completed an assessment of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the assessment and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the assessment thereof in fiscal 2019. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2018. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects and evaluates our independent registered public accounting firm and reviews the scope of and plans for the audit by the independent registered public accounting firm. Some of the factors the Audit Committee considers in its evaluation include the independent auditor’s qualifications, performance, independence and tenure. Based on its evaluation and review, the Audit Committee believes that it is in the best interest of the Company to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2018 and fiscal 2017, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

($ in thousands)	Fiscal 2017 ($)	Fiscal 2018 ($)
Audit Fees	1,472	1,400
Audit-Related Fees (1)	157	125
Tax Fees	40	40
All Other Fees (2)	2	2
Total Fees	1,671	1,567
____________________
(1)	For fiscal 2017 and fiscal 2018, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2017 and fiscal 2018, the other fees include fees related to online subscription fees for technical support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2018 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1031, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written communications from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2018 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee
Marla C. Gottschalk, Chair
Sebastian DiGrande
Cynthia T. Jamison
Christopher J. McCormick
Wendy L. Schoppert

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

At its March 5, 2019 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2020 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 18, 2019 to be eligible for inclusion in our 2020 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2020 annual meeting of shareholders without inclusion of that proposal in our 2020 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before March 2, 2020, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2020 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability of Proxy Materials (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation of proxies may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson LLC to aid in the solicitation of proxies for a fee estimated to be $7,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two and Proposal Three above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and
Corporate Secretary

April 16, 2019
Columbus, Ohio

ATTN: GENERAL COUNSEL 4900 EAST DUBLIN-GRANVILLE ROAD COLUMBUS, OH 43081
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 29, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices of Internet availability of proxy materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E73156-P21825-Z74648	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.					For	Withhold	For All
					All	All	Except
1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below:				☐	☐	☐

	01)	Jeffrey P. Berger	06)	Christopher J. McCormick
	02)	James R. Chambers	07)	Nancy A. Reardon
	03)	Sebastian J. DiGrande	08)	Wendy L. Schoppert
	04)	Marla C. Gottschalk	09)	Bruce K. Thorn
	05)	Cynthia T. Jamison
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion accompanying the tables.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 30, 2019:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended February 2, 2019 are available at www.proxyvote.com.

E73157-P21825-Z74648

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 30, 2019
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoint(s) Bruce K. Thorn, Timothy A. Johnson and Ronald A. Robins, Jr., and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 4900 East Dublin-Granville Road, Columbus, Ohio, at 9:00 a.m. EDT on May 30, 2019, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Two); and (iii) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2019 (Proposal Three). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots' Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 30, 2019 meeting and the Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

PLEASE SIGN AND DATE ON THE REVERSE SIDE